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                                                                     EXHIBIT 3.8

                        SOURCE INTERLINK COMPANIES, INC.

                     AMENDMENT OF ARTICLES OF INCORPORATION

HONORABLE ROBIN CARNAHAN
SECRETARY OF STATE
STATE OF MISSOURI
JEFFERSON CITY, MISSOURI 65101

     Pursuant to the provisions of the General and Business Corporation Law of Missouri, the undersigned Corporation certifies the following:

                                    SECTION 1

     The present name of the Corporation is Source Interlink Companies, Inc. The name under which it was originally organized was Periodico, Inc.

                                    SECTION 2

     An amendment to the Corporation's Articles of Incorporation were adopted by the shareholders on February 28, 2005.

                                    SECTION 3

     Section (a) of Article Four of the Articles of Incorporation is amended to read as follows:

          "(a) The aggregate number of shares of capital stock which the corporation shall have the authority to issue is one hundred two million (102,000,000), each having a par value of one cent ($0.01) per share. Of such authorized shares, one hundred million (100,000,000) shares are hereby classified and designated as common stock and two million (2,000,000) shares are hereby classified and designated preferred stock."

                                    SECTION 4

     All of the 23,734,940 outstanding shares of common stock were entitled to vote on the foregoing amendment.

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                                    SECTION 5

     19,950,278 shares of common stock voted for the foregoing amendment; 2,726,250 shares of common stock voted against the foregoing amendment; and 92,811 shares of common stock abstained from voting. The remaining 965,601 shares of common stock were not represented at the meeting. Shares of preferred stock have no voting rights.

                                    SECTION 6

     The foregoing amendment did not provide for any exchange, reclassification, or cancellation of issued shares, or a reduction of the number of authorized shares of any class below the number of issued shares of that class.

                            [SIGNATURE PAGE FOLLOWS]


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     IN WITNESS WHEREOF, the Corporation has caused this Amendment of Articles of Incorporation to be signed by its Secretary on this 28th date of February, 2005.

                                        SOURCE INTERLINK COMPANIES, INC.


                                        By: /s/ Douglas J. Bates
                                            ------------------------------------
                                            Douglas J. Bates
                                            Secretary